Exhibit 99.1

Jounce Therapeutics Reports Second Quarter 2019 Financial Results

- Initiated Phase 2 EMERGE trial of vopratelimab -
- Completed enrollment of Phase 1 trial of JTX-4014 -
- Updated strategic collaboration and established new licensing agreement with Celgene, received $50.0 million upfront -
- Company to host conference call and webcast today at 8:00 AM ET -
CAMBRIDGE, Mass., August 7, 2019 - Jounce Therapeutics, Inc. (NASDAQ: JNCE), a clinical-stage company focused on the discovery and development of novel cancer immunotherapies and predictive biomarkers for patient enrichment, today reported financial results for the second quarter ended June 30, 2019 and provided a corporate update.

“2019 has been a time of clinical progress and important strategic business development activity for Jounce, with the initiation of our Phase 2 EMERGE trial for vopratelimab, the completion of enrollment in our Phase 1 clinical trial of JTX-4014 and the recently announced renegotiation of our Celgene collaboration. These important developments demonstrate the value and utilization of our novel scientific platform and reverse translational analyses to further advance our immuno-oncology pipeline with an aim to match the right therapies to the right patients,” said Richard Murray, Ph.D., chief executive officer and president of Jounce Therapeutics. “Our translational science platform has been further validated by the establishment of our new licensing agreement with Celgene for the worldwide rights to JTX-8064. Now that we have retained full worldwide rights to vopratelimab, JTX-4014 and all of our discovery programs, we look forward to advancing our broad pipeline of potential next-generation immuno-oncology therapies.”

Wholly-owned Programs:
Vopratelimab (JTX-2011)

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Initiated Phase 2 EMERGE trial: In June 2019, Jounce announced the initiation of dosing in the Phase 2 EMERGE clinical trial of its lead product candidate, vopratelimab, in combination with ipilimumab in patients with non-small cell lung cancer or urothelial cancer who have progressed on or after PD-1/PD-L1 inhibitor therapies.

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The primary endpoint of EMERGE is overall response rate and secondary endpoints include safety, duration of response, progression free survival (PFS) and overall survival (OS). Additional important assessments will include close monitoring of ICOS hi CD4 T cell emergence, and a range of other biomarkers, including exploratory assessment of potential predictive biomarkers. Jounce expects to report preliminary efficacy and biomarker relationships to clinical outcomes for up to 80 patients in 2020.

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Key data presented at AACR 2019: In April 2019, Jounce presented two posters on vopratelimab at the American Association for Cancer Research (AACR) Annual Meeting. Highlights from the poster presentations include:

◦	Patients in the ICONIC trial with the emergence of ICOS hi CD4 T cells demonstrated improved PFS and OS compared to patients with ICOS lo CD4 T cells, based on an analysis of a subgroup of patients with multiple solid tumor types including PD-1 inhibitor naive and PD-1 inhibitor experienced patients.

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The characteristics of ICOS hi CD4 T cells associated with vopratelimab treatment via translational analyses demonstrated that vopratelimab stimulates only primed CD4 T cells with high levels of ICOS. The translational data shows that vopratelimab, unlike PD-1 inhibitors, leads to expansion and activation of peripheral CD4 T effector cells, and that these are observed in patients with clinical benefit.

JTX-4014

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Completed enrollment of Phase 1 trial: Jounce is pleased to announce the completion of enrollment in the Phase 1 clinical trial of JTX-4014, its PD-1 inhibitor, and determination of the recommended Phase 2 dose. Jounce plans to report data from the trial in the second half of this year.

Discovery Pipeline

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On track to announce next discovery candidate: Jounce continues to advance and develop its broad discovery pipeline, which includes multiple programs targeting T-regulatory cells, macrophages and stromal cells. Jounce expects to move its next novel program into IND-enabling studies later this year.

Licensed Program:
JTX-8064

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Licensed JTX-8064: In July 2019, Jounce announced a new agreement in which Celgene exclusively licensed the worldwide rights to JTX-8064, a highly-selective, potential first-in-class antibody that targets the LILRB2 receptor on macrophages. Under this license agreement, Jounce received a $50.0 million non-refundable license fee and is eligible to receive up to $480.0 million in development, regulatory and commercial milestone payments, as well as potential royalties on worldwide sales. Celgene will be responsible for all development and commercialization of JTX-8064.

Jounce and Celgene also entered into a mutual agreement to terminate the original strategic collaboration agreement, established in July 2016. Jounce now retains full worldwide rights to its pipeline beyond JTX-8064, including vopratelimab, JTX-4014 and all discovery programs.

Second Quarter 2019 Financial Results:

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Cash Position: As of June 30, 2019, cash, cash equivalents and investments were $152.0 million, compared to $195.9 million as of December 31, 2018. The decrease in cash, cash equivalents and investments was primarily due to operating costs incurred during the period. In July 2019, Jounce received a $50.0 million license fee pursuant to its new license agreement with Celgene.

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Collaboration Revenue: Collaboration revenue was $17.4 million for the second quarter of 2019, compared to $19.4 million for the same period in 2018. Collaboration revenue during both periods represents non-cash revenue recognition relating to the $225.0 million upfront payment received in July 2016 upon the execution of Jounce’s original strategic collaboration with Celgene. In connection with the termination of the original strategic collaboration, Jounce expects that the remaining deferred revenue relating to the Celgene agreement will be fully recognized in the third quarter of 2019.

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Research and Development Expenses: Research and development (R&D) expenses were $18.1 million for the second quarter of 2019, compared to $18.5 million for the same period in 2018. The decrease in R&D expenses was primarily due to $0.5 million of decreased external research and development costs attributable to vopratelimab manufacturing expenses incurred during the second quarter of 2018, $0.4 million of decreased external clinical and regulatory costs and $0.3 million of decreased lab consumables expenses. These decreases were partially offset by $0.7 million of increased employee compensation costs.

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General and Administrative Expenses: General and administrative (G&A) expenses were $7.3 million for the second quarter of 2019, compared to $6.5 million for the same period in 2018. The increase in G&A expenses was primarily due to $0.5 million of increased employee compensation costs, including $0.3 million of increased stock-based compensation expense, and $0.3 million of increased other G&A costs to support Jounce’s operations.

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Net Loss: Net loss was $7.0 million for the second quarter of 2019, or a basic and diluted net loss per share of $0.21. Net loss was $4.7 million for the same period in 2018, or a basic and diluted net loss per share of $0.14. The increase in net loss and net loss per share was primarily attributable to the decrease in non-cash collaboration revenue from the second quarter of 2018 to the second quarter of 2019.

Financial Guidance:
Jounce reiterates its updated revenue guidance and expects to record $50.0 million in cash revenue in 2019 related to the license of JTX-8064 and approximately $98.0 million in non-cash revenue in 2019 representing the remaining recognition of the Celgene upfront payment received in July 2016.

Based on its operating and development plans, Jounce continues to expect gross cash burn on operating expenses and capital expenditures for the full year 2019 to be approximately $80.0 million to $95.0 million.

Conference Call and Webcast Information:
Jounce Therapeutics will host a live conference call and webcast today at 8:00 a.m. ET. To access the conference call, please dial (866) 916-3380 (domestic) or (210) 874-7772 (international) and refer to conference ID 4484315. The live webcast can be accessed under "Events & Presentations" in the Investors and Media section of the company's website at www.jouncetx.com. The webcast will be archived and made available for replay on the company’s website approximately two hours after the call and will be available for 30 days.

Cautionary Note Regarding Forward-Looking Statements:
Various statements in this release concerning Jounce’s future expectations, plans and prospects, including without limitation, Jounce’s expectations regarding operating expenses, capital expenditures, collaboration revenue and other financial results; the timing, progress and release of data for Phase 2 clinical studies of vopratelimab; the timing, progress and results of the Phase 1 trial of JTX-4014and the timing, progress and results of preclinical studies and clinical trials for Jounce’s product candidates and any future product candidates may constitute forward-looking statements for the purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 and other federal securities laws and are subject to substantial risks, uncertainties and assumptions. You should not place reliance on these forward-looking statements, which often include words such as “anticipate,” “believe,” “continue,”

“estimate,” “expect,” “intend,” “may,” “on track,” “plan,” “predict,” “target,” “potential” or similar terms, variations of such terms or the negative of those terms. Although the Company believes that the expectations reflected in the forward-looking statements are reasonable, the Company cannot guarantee such outcomes. Actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, including, without limitation, Jounce’s ability to successfully demonstrate the efficacy and safety of its product candidates and future product candidates; the preclinical and clinical results for its product candidates, which may not support further development and marketing approval; the potential advantages of Jounce’s product candidates; the development plans of its product candidates and any companion or complementary diagnostics; actions of regulatory agencies, which may affect the initiation, timing and progress of preclinical studies and clinical trials of Jounce’s product candidates; Jounce’s ability to obtain, maintain and protect its intellectual property; Jounce’s ability to manage operating expenses; and those risks more fully discussed in the section entitled “Risk Factors” in Jounce’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission as well as discussions of potential risks, uncertainties, and other important factors in Jounce’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About Jounce Therapeutics
Jounce Therapeutics, Inc. is a clinical-stage immunotherapy company dedicated to transforming the treatment of cancer by developing therapies that enable the immune system to attack tumors and provide long lasting benefits to patients through a biomarker-driven approach. Through the use of its Translational Science Platform, Jounce first focuses on specific cell types within the human tumor microenvironment to prioritize targets, and then identifies related biomarkers designed to match the right immunotherapy to the right patient. Jounce is developing two clinical-stage programs as well as advancing and building out its broad and wholly-owned discovery pipeline of immuno-oncology targets, including those expressed on T-regulatory cells, macrophages and stromal cells. Jounce’s lead product candidate, vopratelimab, is a monoclonal antibody that binds to and activates ICOS and is currently being assessed in a Phase 2 clinical trial. JTX-4014 is a PD-1 inhibitor intended for use in combination with future pipeline products, and Jounce has completed enrollment in the JTX-4014 Phase 1 clinical trial. In addition, Jounce has exclusively licensed worldwide rights to JTX-8064, a LILRB2 receptor antagonist, to Celgene. For more information, please visit www.jouncetx.com.

Jounce Therapeutics, Inc.
Condensed Consolidated Statements of Operations (unaudited)
(amounts in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Revenue:
Collaboration revenue—related party	$17,446	$19,378	$28,427	$30,573
Operating expenses:
Research and development	18,130	18,495	35,410	36,657
General and administrative	7,323	6,523	14,515	13,325
Total operating expenses	25,453	25,018	49,925	49,982
Operating loss	(8,007)	(5,640)	(21,498)	(19,409)
Other income, net	1,026	966	2,152	1,707
Loss before provision for income taxes	(6,981)	(4,674)	(19,346)	(17,702)
Provision for income taxes	12	—	24	—
Net loss	$(6,993)	$(4,674)	$(19,370)	$(17,702)
Net loss per share, basic and diluted	$(0.21)	$(0.14)	$(0.59)	$(0.55)
Weighted-average common shares outstanding, basic and diluted	32,973	32,497	32,966	32,435

Jounce Therapeutics, Inc. Selected Condensed Consolidated Balance Sheet Data (unaudited) (amounts in thousands)

	June 30,		December 31,
	2019		2018
Cash, cash equivalents and investments	$152,020		$195,864
Working capital	$79,753		$126,663
Total assets	$190,604		$214,452
Total deferred revenue—related party	$69,445		$97,872
Total stockholders’ equity	$90,064		$104,129

Investor Contact:
Komal Joshi
Jounce Therapeutics, Inc.
(857) 320-2523
kjoshi@jouncetx.com

Media Contact:
Gina Nugent
The Yates Network
(617) 460-3579
gina@theyatesnetwork.com